Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the use in this Registration Statement Form F-1 Zhong Yuan Bio-Technology Holdings Limited as of our report dated October 6, 2023 relating to the consolidated financial statements and schedules of Zhong Yuan Bio-Technology Holdings Limited as of March 31, 2023 and 2022, and for the years ended March 31, 2023 and 2022, and our report dated October 6, 2023, relating to the consolidated financial statements of Zhong Yuan Bio-Technology Holdings Limited as of March 31, 2022 and 2021, and for the years ended March 31, 2022 and 2021 which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

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/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, November 13, 2023

PCAOB No. 2769